Exhibit 99.1

VIVUS and Nordmark Amend Contract Manufacturing Agreement to Supply Current and Future Demand for PANCREAZE®

-Companies will also collaborate to develop additional PANCREAZE dose formulations and an advanced formulation with an extended shelf life-

CAMPBELL, Calif. — June 26, 2019 — VIVUS, Inc. (Nasdaq: VVUS) (“VIVUS”), a biopharmaceutical company, today announced an amendment to its manufacturing and supply agreement with Nordmark Arzneimittel GmbH & Co. KG (“Nordmark”) for PANCREAZE® (pancrelipase) Delayed Release Capsules. The amended agreement covers a ten-year initial term and may be renewed for additional five-year periods, the first at VIVUS’ option and by mutual agreement thereafter.  Financial terms of the agreement were not disclosed.

“As VIVUS continues its 10-quarter turnaround, ensuring PANCREAZE supply to meet the current and future demand for PANCREAZE at a stable and predictable price was a key step in our strategy, and we are pleased to have achieved this important milestone,” said John Amos, Chief Executive Officer at VIVUS. “We believe that there is a significant opportunity to grow the PANCREAZE market with our current product formulations and expect to create additional clinical and commercial value with the future introduction of advanced formulations of the product.  We view our manufacturing partner, Nordmark, as a world class partner and we are fortunate to work with them.”

Under the terms of the agreement, VIVUS and Nordmark will jointly develop an advanced formulation of PANCREAZE with the objective of extending the shelf life of the product. VIVUS expects that the advanced formulation will be available in 2021.

“Nordmark has established expertise in manufacturing PANCREAZE Delayed Release Capsules, and we are pleased to extend our agreement with VIVUS for at least another ten years,” said Jörn Tonne, Chief Executive Officer at Nordmark. “We have a track record of success in developing new products and are committed to meeting the needs of our customers and the patients they serve. We look forward to working with VIVUS to develop new formulations of PANCREAZE that make treatment more convenient for patients with exocrine pancreatic insufficiency.”

About Nordmark Arzneimittel GmbH & Co. KG

Nordmark Arzneimittel GmbH & Co. KG is a privately owned biopharmaceutical company specialized in the development and manufacture of biological drug substances and drug products. For more information about the company, please visit www.nordmark-pharma.de.

About PANCREAZE

PANCREAZE is a prescription medicine used to treat people who cannot digest food normally because their pancreas does not make enough enzymes due to cystic fibrosis or other conditions.  PANCREAZE may help your body use fats, proteins, and sugars from food.  PANCREAZE contains a mixture of digestive enzymes including lipases, proteases, and amylases from pig pancreas.  PANCREAZE is safe and effective in children when taken as prescribed by your doctor.

Important Safety Information for PANCREAZE

What is the most important information I should know about PANCREAZE?

•                  PANCREAZE may increase your chance of having a serious, rare bowel disorder called fibrosing colonopathy that may require surgery.

•                  The risk of having this condition may be reduced by following the dosing instructions that your healthcare provider gave you.

Call your doctor right away if you have any unusual or severe stomach area (abdominal) pain, bloating, trouble passing stool (having bowel movements), nausea, vomiting, or diarrhea.

Take PANCREAZE exactly as prescribed by your doctor.  Do not take more or less PANCREAZE than directed by your doctor.

What are the possible side effects of PANCREAZE?

PANCREAZE may cause serious side effects, including:

•                  A rare bowel disorder called fibrosing colonopathy.

•                  Irritation of the inside of your mouth.  This can happen if PANCREAZE is not swallowed completely.

•                  Increase in blood uric acid levels.  This may cause worsening of swollen, painful joints (gout) caused by an increase in your blood uric acid levels.

•                  Allergic reactions including trouble with breathing, skin rashes, or swollen lips.

Call your doctor right away if you have any of these symptoms.

The most common side effects include pain in your stomach (abdominal pain) and gas.

Other possible side effects: PANCREAZE and other pancreatic enzyme products are made from the pancreas of pigs, the same pigs people eat as pork.  These pigs may carry viruses. Although it has never been reported, it may be possible for a person to get a viral infection from taking pancreatic enzyme products that come from pigs.

These are not all the side effects of PANCREAZE.  Talk to your doctor about any side effect that bothers you or does not go away.

You may report side effects to FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.

What should I tell my doctor before taking PANCREAZE?

Tell your doctor if you:

•                  are allergic to pork (pig) products.

•                  have a history of blockage of your intestines, or scarring or thickening of your bowel wall (fibrosing colonopathy).

•                  have gout, kidney disease, or high blood uric acid (hyperuricemia).

•                  have trouble swallowing capsules.

•                  have any other medical condition.

•                  are pregnant or plan to become pregnant.

•                  are breast-feeding or plan to breast-feed.

Tell your doctor about all the medicines you take, including prescription and nonprescription medicines, vitamins, and herbal supplements.

The Product Information and Medication Guide for PANCREAZE is available at www.pancreaze.com.

About VIVUS

VIVUS is a biopharmaceutical company committed to the development and commercialization of innovative therapies that focus on advancing treatments for patients with serious unmet medical needs.  For more information about VIVUS, please visit www.vivus.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks, uncertainties and other factors, including risks and uncertainties related to our ability to execute on our business strategy to enhance long-term stockholder value; risks and uncertainties related to our expected future revenues, operations and expenditures; risks and uncertainties related to our ability to maintain the relationship with the sole manufacturer for PANCREAZE; risks and uncertainties related to our ability to accurately forecast PANCREAZE demand; risks and uncertainties related to our ability to maintain a satisfactory level of PANCREAZE inventory; risks and uncertainties related to the timing, strategy, tactics and success of the marketing and sales of PANCREAZE; risks and uncertainties related to our ability to successfully maintain and increase market share against current competing products and potential competitors that may develop alternative formulations of the drug; and risks and uncertainties related to the ability of our partners to maintain regulatory approvals to manufacture and adequately supply our products to meet demand. These risks and uncertainties could cause actual results to differ materially from those referred to in these forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2018 as filed on February 26, 2019, and periodic reports filed with the Securities and Exchange Commission. VIVUS does not undertake an obligation to update or revise any forward-looking statements.

VIVUS, Inc.	Investor Relations: Lazar Partners
Mark Oki	David Carey
Chief Financial Officer	Managing Director
oki@vivus.com	dcarey@lazarpartners.com
650-934-5200	212-867-1768